Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13G with respect to the shares of common stock, $0.012 par value per share, of Oramed Pharmaceuticals Inc., dated as of February 10, 2020, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 10, 2020	/s/ David M. Slager
David M. Slager

Dated: February 10, 2020	Regals Capital Management LP
By: Regals Capital Holdings LLC, its general partner

/s/ David M. Slager
	Name:	David M. Slager
	Title:	Managing Member

Dated: February 10, 2020	Regals Fund LP
By: Regals Fund GP LLC, its general partner

/s/ David M. Slager
	Name:	David M. Slager
	Title:	Managing Member